Exhibit 4(a)
FIFTH AMENDING AGREEMENT
(Syndicated Term Credit Facility)
THIS AGREEMENT is made as of October 19, 2007
BETWEEN:
POTASH CORPORATION OF SASKATCHEWAN INC., a corporation subsisting under the laws of Canada (hereinafter referred to as the “Borrower”),
OF THE FIRST PART,
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THE FINANCIAL INSTITUTIONS SET FORTH ON THE SIGNATURE PAGES HEREOF UNDER THE HEADING “LENDERS:” (hereinafter referred to collectively as the “Lenders” and individually as a “Lender”),
OF THE SECOND PART,
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THE BANK OF NOVA SCOTIA, a Canadian chartered bank, as agent of the Lenders (hereinafter referred to as the “Agent”),
OF THE THIRD PART.
          WHEREAS the parties hereto have agreed to amend and supplement certain provisions of the Credit Agreement as hereinafter set forth;
          NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged by each of the parties hereto, the parties hereto covenant and agree as follows:
1. Interpretation
1.1. In this Agreement and the recitals hereto, unless something in the subject matter or context is inconsistent therewith:
“Agreement” means this agreement, as amended, modified, supplemented or restated from time to time.
“Credit Agreement” means the term credit agreement made as of September 25, 2001 between the Borrower, the Lenders listed in Schedule A thereto and such other financial institutions as become party thereto, as lenders, and the Agent, as amended by an amending agreement made as of September 23, 2003, a Second Amending Agreement made as of September 21, 2004, a Third

Amending Agreement made as of September 20, 2005 and a Fourth Amending Agreement made as of September 27, 2006.
1.2. Capitalized terms used herein without express definition shall have the same meanings herein as are ascribed thereto in the Credit Agreement.
1.3. The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Section or other portion hereof and include any agreements supplemental hereto.
1.4. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.
2. Amendments and Supplements
2.1. Amendment to Definition of “EBITDA”. Section 1.01 of the Credit Agreement is hereby amended by deleting the existing definition of “EBITDA” in its entirety and substituting the following therefor:
         ““EBITDA” means, for any particular period, Net Income of the Borrower for such period plus, to the extent deducted in the determination of Net Income of the Borrower for such period, the aggregate of (without duplication):
(a)	Interest Expense of the Borrower for such period;

(b)	consolidated income tax expense (both current and deferred) of the Borrower (including, without limitation, those reported on the consolidated income statement of the Borrower as “provincial mining and other taxes”) for such period;

(c)	consolidated depreciation, amortization and other non-cash expenses of the Borrower for such period; and

(d)	unrealized losses in respect of Hedging Instruments of the Borrower and its Subsidiaries for such period, less, to the extent included in Net Income for such period, unrealized gains in respect of Hedging Instruments of the Borrower and its Subsidiaries for such period.”.
2.2. New Definition of “Hedging Instrument”. Section 1.01 of the Credit Agreement is hereby amended to add the following new definition immediately after the existing definition of “Hazardous Materials”:
          ““Hedging Instrument” means:

(a)	any agreement for the making or taking of delivery of any commodity, any commodity swap agreement, floor, cap or collar agreement or commodity future or option or other similar agreements or arrangements, or any combination thereof, entered into by the Borrower or a Subsidiary where the subject matter of the same is any commodity or the price, value or amount payable thereunder is dependent or based upon the price of any commodity or fluctuations in the price of any commodity, but shall not include any agreement for the physical purchase or sale of commodities by the Borrower or a Subsidiary entered into in the ordinary course of business unless either (i) such agreement is with a bank, investment bank, securities dealer, insurance company, trust company, pension fund, institutional investor or any other financial institution or any affiliate of any of the foregoing, or (ii) such agreement is entered into for hedging purposes or otherwise for the purpose of eliminating or reducing the financial risk or exposure of the Borrower or a Subsidiary to fluctuations in the prices of a commodity (and, for certainty, any such agreement referred to in (a)(i) or (a)(ii) of this definition shall constitute a “Hedging Instrument” for all purposes hereof);

(b)	any currency swap agreement, cross currency agreement, forward agreement, floor, cap or collar agreement, futures or options, insurance or other similar agreement or arrangement, or any combination thereof, entered into by the Borrower where the subject matter of the same is currency exchange rates or the price, value or amount payable thereunder is dependent or based upon currency exchange rates or fluctuations in currency exchange rates as in effect from time to time; or

(c)	any interest swap agreement, forward rate agreement, floor, cap or collar agreement, futures or options, insurance or other similar agreement or arrangement, or any combination thereof, entered into by the Borrower or a Subsidiary where the subject matter of the same is interest rates or the price, value or amount payable thereunder is dependent or based upon the interest rates or fluctuations in interest rates in effect from time to time (but, for certainty, shall exclude conventional floating rate debt).”.
2.3. Amendment to Definition of “Maturity Date”. Section 1.01 of the Credit Agreement is hereby amended by deleting the existing definition of “Maturity Date” in its entirety and substituting the following therefor:
          ““Maturity Date” means, in respect of the Outstanding Accommodation and other Obligations outstanding to a given Lender, May 31, 2013 or such later date to which the same may be extended from time to time with respect to a given Lender in accordance with Section 1.13.”.
2.4. Conforming Amendments to Extension Provisions. Sections 1.13(2) and 1.13(5) of the Credit Agreement are each hereby amended to delete “September 30” where it appears in such sections and to substitute therefor “May 31”.

2.5. Amendment to Maximum Debt to Capital Ratio. Section 11.01(f) of the Credit Agreement is hereby amended to delete “0.55 to 1” and to substitute therefor “0.60 to 1”.
2.6. Maximum Debt of Subsidiaries. The existing text of Section 11.03(e) of the Credit Agreement is hereby deleted in its entirety and the following is substituted therefor:
          “Debt of Subsidiaries shall not at any time exceed U.S.$650,000,000 in the aggregate.”.
2.7. Addition of New Section 1.14 to Allow Increases in Credit Facility. The Credit Agreement is hereby amended to add the following new Section 1.14 thereto:
          “1.14 Permitted Increase in Credit Facility
     The Borrower may, at any time and from time to time, increase the maximum principal amount of the Credit Facility by adding additional financial institutions as Lenders under the Credit Agreement or by increasing the Individual Commitments of existing Lenders with (in the latter case) the consent of such increasing Lenders, or any combination thereof. The right to increase the maximum principal amount of the Credit Facility as aforesaid shall be subject to the following (for each such increase):
(a)	no Default or Event of Default shall have occurred and be continuing and the Borrower shall have delivered to the Agent a certificate of an officer of the Borrower confirming the same and confirming (i) its corporate authorization to make such increase, (ii) the truth and accuracy of its representations and warranties contained in the Credit Agreement (in the case of Section 10.01(d), repeated with reference to, and from the date of, the most recent audited financial statements of the Borrower provided to the Lenders pursuant hereto) and (iii) that no consents, approvals or authorizations are required for such increase (except as have been unconditionally obtained and are in full force and effect, unamended), each as at the effective date of such increase;

(b)	the Borrower shall have delivered to the Agent an opinion of its legal counsel in form and substance as may be required by the Agent, acting reasonably (and such opinion shall, inter alia, opine as to the corporate authorization of the Borrower to effect such increase);

(c)	after giving effect to any such increase, the maximum principal amount of the Credit Facility shall not exceed U.S.$1,250,000,000;

(d)	the Agent shall have consented to any additional financial institution becoming a Lender, such consent not to be unreasonably withheld, conditioned or delayed; and

(e)	the Borrower and the increasing existing Lender or the financial institution being added, as the case may be, shall execute and deliver such documentation as is required by the Agent, acting reasonably, to effect the increase in question (including the partial assignment of Loans or purchase of participations from Lenders to the extent necessary to ensure that, after giving effect to such increase, each Lender holds its Pro Rata Share of each outstanding Loan under the Credit Facility) and, if applicable, to add any such new financial institution as a Lender under the Loan Documents.”.
3. Amendment Fee
          The Borrower agrees to pay to the Agent, for each Lender, a fee in United States dollars in an amount equal to 0.03% of the Individual Commitment of such Lender.
4. Representations and Warranties
          The Borrower hereby represents and warrants as follows to each Lender and the Agent and acknowledges and confirms that each Lender and the Agent is relying upon such representations and warranties:
(a)	Capacity, Power and Authority
(i)	It is duly incorporated and is validly subsisting under the laws of its jurisdiction of incorporation and has all the requisite corporate capacity, power and authority to carry on its business as presently conducted and to own its property; and

(ii)	It has the requisite corporate capacity, power and authority to execute and deliver this Agreement.
(b)	Authorization; Enforceability

It has taken or caused to be taken all necessary action to authorize, and has duly executed and delivered, this Agreement, and this Agreement is a legal, valid and binding obligation of it enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, winding up, insolvency, moratorium or other laws of general application affecting the enforcement of creditors’ rights generally and to the equitable and statutory powers of the courts having jurisdiction with respect thereto.
(c)	Compliance with Other Instruments

The execution, delivery and performance by the Borrower of this Agreement and the consummation of the transactions contemplated herein do not conflict with, result in any breach or violation of, or constitute a default under the terms, conditions or provisions of its articles, by-laws or other constating documents or any unanimous shareholder agreement relating to, the Borrower or of any law, regulation, judgment, decree or order binding on or applicable to the Borrower or to which its property is subject or of any material agreement, lease, licence, permit or other instrument to which the Borrower or any of its Subsidiaries is a party or is otherwise bound or by which any of them benefits or to which any of their property is subject and do not require the consent or approval of any Official Body or any other party.

          The representations and warranties set out in this Agreement shall survive the execution and delivery of this Agreement and the making of each Accommodation, notwithstanding any investigations or examinations which may be made by or on behalf of the Agent, the Lenders or Lenders’ counsel. Such representations and warranties shall survive until the Credit Agreement has been terminated.
5. Condition Precedent
          The amendments and supplements to the Credit Agreement contained in Section 2 hereof shall be effective upon, and shall be subject to, the payment by the Borrower to the Agent, for each Lender, of the fees required to be paid pursuant to Section 3 hereof.
          The foregoing condition precedent is inserted for the sole benefit of the Lenders and the Agent and may be waived in writing by the Lenders, in whole or in part (with or without terms and conditions).
6. Confirmation of Credit Agreement and other Loan Documents
          The Credit Agreement and the other Loan Documents to which the Borrower is a party and all covenants, terms and provisions thereof, except as expressly amended and supplemented by this Agreement, shall be and continue to be in full force and effect and the Credit Agreement as amended and supplemented by this Agreement and each of the other Loan Documents to which the Borrower is a party is hereby ratified and confirmed and shall from and after the date hereof continue in full force and effect as herein amended and supplemented, with such amendments and supplements in Section 2 hereof being effective from and as of the date hereof upon satisfaction of the condition precedent set forth in Section 5 hereof.
7. Further Assurances
          The parties hereto shall from time to time do all such further acts and things and execute and deliver all such documents as are required in order to effect the full intent of and fully perform and carry out the terms of this Agreement.
8. Enurement
          This Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.

9. Counterparts
          This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Such executed counterparts may be delivered by facsimile or other electronic transmission and, when so delivered, shall constitute a binding agreement of the parties hereto.
          IN WITNESS WHEREOF the parties hereto have executed this Agreement.

POTASH CORPORATION OF SASKATCHEWAN INC.
By:	/s/ Wayne R. Brownlee
	Name:	Wayne R. Brownlee
	Title:	Executive Vice President and Chief Financial Officer

By:	/s/ Denis Sirois
	Name:	Denis Sirois
	Title:	Vice President and Corporate Controller

LENDERS: THE BANK OF NOVA SCOTIA
By:	/s/

ROYAL BANK OF CANADA
By:	/s/

CREDIT SUISSE, TORONTO BRANCH
By:	/s/

BANK OF AMERICA, N.A., CANADA BRANCH
By:	/s/

COMERICA BANK
By:	/s/

BANK OF MONTREAL
By:	/s/

BANK OF TOKYO-MITSUBISHI UFJ (CANADA)
By:	/s/

BNP PARIBAS (CANADA)
By:	/s/

HSBC BANK CANADA
By:	/s/

RABOBANK NEDERLAND, CANADIAN BRANCH
By:	/s/

SOCIÉTÉ GÉNÉRALE (CANADA BRANCH)
By:	/s/

AGENT: THE BANK OF NOVA SCOTIA, in its capacity as Agent
By:	/s/